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                                                                      EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

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
                                                                           Six Months
                                                                         Ended June 30,
                                                                         --------------

                                                                1996                       1995
                                                              ---------                 ---------
Earnings:
Net Income                                                   $   46,881                $   51,487
Add:
 Income Taxes                                                    18,141                    24,835
 Minority Interest                                               16,537                    16,572
 Amortization of Capitalized Interest                               982                       822
                                                              ---------                 ---------
                                                                 82,541                    93,716

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                            14,243                    17,308
 Interest Factor Attributable to Rentals                            722                       738
                                                              ---------                 ---------
                                                                 14,965                    18,046
                                                              ---------                 ---------
EARNINGS AS ADJUSTED                                         $   97,506                $  111,762
                                                              =========                 =========

Fixed Charges:
 Fixed Charges above                                         $   14,965                $   18,046
 Capitalized Interest                                               865                       511
                                                              ---------                 ---------
TOTAL FIXED CHARGES                                          $   15,830                $   18,557
                                                              =========                 =========


RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                               6.16                      6.02
                                                                   ====                      ====
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